STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 05/27/1997
971172222 - 2227679

Draft dated May 20, 1997

# CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

of

# $8.75 VOTING PREFERRED STOCK, $100.00 PAR VALUE, SERIES B

of

# LIMONEIRA COMPANY

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

WE, **PIERRE Y. TADA**, President, and **LORI LE SUER**, Secretary, of **LIMONEIRA COMPANY**, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, **DO HEREBY CERTIFY**:

That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the said Corporation, the said Board of Directors on May 21, 1997, adopted the following resolution creating a series of 30,000 shares of Preferred Stock designated as $8.75 Voting Preferred Stock, $100.00 Par Value, Series B:

**RESOLVED,** that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the

designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as "$8.75 Non-Voting Preferred Stock, $100.00 Par Value, Series B:" ("Series B Preferred Stock"), and the number of shares constituting such series shall be 30,000.

Section 2. Par Value. The Series B Preferred Stock shall have a par value of $100.00 per share, which par value shall be subject to adjustment upon the occurrence of any of the events and in the manner provided in Section 5.(A) below.

Section 3. Dividends and Distribution. The holders of the shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative cash dividends at the annual rate of 8.75% of par value, and no more, payable quarterly on the first day of January, April, July and October in each year, commencing July 1, 1997, to holders of record on such dates as may be determined by the Board of Directors in advance of the payment of each particular dividend. No dividends shall be declared on any other series or class of shares ranking on a parity with the Series B Preferred Stock as to dividends in respect of any quarterly dividend period unless there shall likewise be or have been declared on all shares of the Series B Preferred Stock at the time outstanding like dividends for all quarterly periods coinciding with or ending before such quarterly period for which dividends are or shall have been declared on such other series or class, ratably in proportion to the respective annual dividend rates fixed therefor. Dividends shall be cumulative and will accrue on each share of the Series B Preferred Stock from the first day of June, 1997, except that dividends on the shares of the Series B Preferred Stock issued after the first day of June, 1997 shall accrue from their first day of issue, or from the most recent dividend payment date in the case of shares issued after the initial dividend payment date. No interest or sum or money in lieu of interest shall be payable in respect of any dividend payment or payments which may be in arrears. Dividends payable on the Series B Preferred Stock for any period less than a full quarter shall be computed on the basis of a 360-day year.

If, in any quarterly dividend period, dividends at an annual rate of 8.75% of par value per share shall not have been declared and paid or set apart for payment on all outstanding shares of the Series B Preferred Stock for such quarterly dividend period and all preceding quarterly dividend periods from and after the first day from which dividends are cumulative, then, until the aggregate deficiency shall be declared and fully paid or set apart for payment, the

Corporation shall not (i) declare or pay or set apart for payment any dividends or make any other distributions on the Common Stock or any other capital stock of the Corporation ranking junior to the Series B Preferred Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Corporation (the Common Stock and such other stock being herein referred to as "Junior Stock"), other than dividends or distributions paid in shares of Junior Stock, or (ii) make any payment on account of the purchase, redemption or other retirement of any Junior Stock.

The Series B Preferred Stock shall rank on a parity as to dividends and distributions with the $8.75 Voting Preferred Stock, $100.00 Par Value, Series A previously issued by the Corporation.

**Section 4. Voting Rights.** The holders of shares of Series B Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter et forth, each share of Series B Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after June 1, 1997 (i) declare any dividend on the common stock, $.01 par value per share, of the Corporation (the "Common Stock") payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, holders of Series B Preferred Stock shall have no special voting rights, and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

**Section 5. Redemption.**

(A) The Corporation, at the option of the Board of Directors, may redeem shares of the Series B Preferred Stock, as a whole or in part, at any time or from time to time on or after July 1, 2017 and before June 30, 2027, at a redemption price equal to the par value thereof, plus accrued and unpaid dividends thereon to the date fixed for redemption. In the event the Corporation shall at any time after June 1, 1997 (i) declare any dividend on Series B Preferred Stock payable in shares of Series B Preferred Stock, (ii) subdivide the outstanding Series B Preferred Stock, or (iii) combine the outstanding Series B Preferred Stock into a smaller number of shares, then in each case the par value of the Series B Preferred Stock (and the redemption price thereof) shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series B Preferred Stock outstanding immediately after such event and the denominator of which is the number of shares of Series B Preferred Stock that were outstanding immediately before such event.

(B) In the event the Corporation shall redeem shares of the Series B Preferred Stock, written notice of such redemption shall be mailed, by first-class mail, postage prepaid, at least 90 days and not more than 120 days prior to the date fixed for such redemption, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the books of the Corporation. Each notice of redemption shall state (i) the redemption date, (ii) the number of shares of the Series B Preferred Stock to be redeemed (and, in the case of the mailed notice, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder), (iii) the redemption price, (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price, and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Upon surrender in accordance with said written notice of the certificates for any shares of the Series B Preferred Stock so redeemed (duly endorsed or assigned for transfer and with signatures guaranteed, in each case if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the aforesaid redemption price.

(C) If less than all of the outstanding shares of the Series B Preferred Stock not previously called for redemption are to be redeemed, and the Series B Preferred Stock is held by two or more shareholders of record, the shares to be redeemed shall be selected by lot or pro rata (as nearly as may be) as determined by the Board of Directors of the Corporation. In no event shall the Corporation redeem less than all the outstanding shares of the Series B Preferred Stock pursuant to Subsection (A) of this Section 4 unless full cumulative dividends

shall have been declared and paid or set apart for payment upon all outstanding shares of the Series B Preferred Stock for all past dividend periods.

(D) If, on or prior to any date fixed for redemption of shares of the Series B Preferred Stock, (i) the conditions for a valid redemption of the Series B Preferred Stock exist, (ii) written notice conforming to the provisions of Section 5(B) hereof is given to each holder of record of shares of Series B Preferred Stock to be redeemed, and (iii) the Corporation deposits with any bank or trust company having capital, surplus and undivided profits of at least $500,000,000 according to its last published statement of condition, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares of the Series B Preferred Stock called for redemption, with irrevocable instructions and authority to the bank or trust company to mail the notice of redemption required pursuant to Subsection (B) of this Section 5 (or to complete the publication and mailing of such notice) and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the shares of the Series B Preferred Stock called for redemption to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption) the shares of the Series B Preferred Stock so called shall be redeemed and dividends on those shares shall cease to accrue after the date fixed for redemption. The deposit shall constitute full payment of the shares of the Series B Preferred Stock to their holders and from and after the date of the deposit the shares of the Series B Preferred Stock shall no longer be outstanding and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except their right to receive from the bank or trust company payment of the redemption price of the shares of the Series B Preferred Stock without interest, upon surrender of their certificates therefor.

**Section 6. Conversion.**

The holders of the shares of the Series B Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock of the Corporation at any time prior to redemption on and subject to the following terms and conditions:

(a) The shares of the Series B Preferred Stock shall be convertible at the office of the Corporation and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock of the Corporation, at the conversion price, determined as hereinafter provided, in effect at the time of conversion, each share of the Series B Preferred Stock being taken at its par value for the purpose of such conversion. The price

at which shares of Common Stock shall be delivered upon conversion (herein called the "conversion price") shall be initially $80.00 per share of Common Stock. The conversion price shall be adjusted in certain instances as provided in subsections (c), (d) and (e) below.

(b) In order to convert shares of the Series B Preferred Stock into Common Stock the holder thereof shall surrender at the office hereinabove mentioned the certificate or certificates therefor (duly endorsed or assigned to the Corporation or in blank and with signatures guaranteed, in each case if the Board of Directors shall so require), and give written notice to the Corporation at said office that such holder elects to convert such shares. Shares of the Series B Preferred Stock surrendered for conversion during the period from the close of business on any record date for the payment of a dividend on the Series B Preferred Stock to the opening of business on the date of payment of such dividend shall (except in the case of shares which have been called for redemption on a redemption date within such period) be accompanied by payment of an amount equal to the dividend payable on such dividend payment date on the shares of the Series B Preferred Stock being surrendered for conversion, plus any amounts payable pursuant to subsection (m) below. Except as provided in the preceding sentence, no payment or adjustment shall be made upon any conversion on account of any dividends accrued on the shares of the Series B Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

Shares of the Series B Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provision, and the person or person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver at said office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same. In case shares of the Series B Preferred Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemption, unless default shall be made in payment of the redemption price.

(c) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation in Common Stock, the conversion price in effect on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution of shareholders entitled to receive such dividend or other

distribution shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the dated fixed for such determination.

(d) In the case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the conversion price in effect on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the conversion price in effect on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective on the day following the day upon which such subdivision or combination becomes effective.

(e) The Corporation may make such reductions in the conversion price, on the advice of legal counsel, in addition to those required by subsections (c) and (d) above, as it considers to be advisable in order that the number of shares of Common Stock into which the Series B Preferred Stock is convertible does not become unfairly diluted or increased as a result of changes in the Corporation's capital structure.

(f) Whenever the conversion price is adjusted as herein provided:

(i) the Corporation shall compute the adjusted conversion price in accordance with this Section (6) and shall prepare a certificate signed by the Chief Financial Officer of the Corporation setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment is based. Stock; and

(ii) a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed to the holders of record of the outstanding shares of the Series B preferred Stock; provided, however, that if, within 10 days after the completion of mailing such a notice, an additional notice is required, such additional notice shall be deemed to be required pursuant to this clause (ii) as of the opening of business on the tenth day after such completion of mailing and shall set forth the conversion price as adjusted at such opening of business, and, upon the completion

of mailing of such additional notice, no other notice need be given of any adjustment in the conversion price occurring at or prior to such opening of business and after the time that the next preceding notice given by mail became required.

(g) In case:

(i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than in cash out of the funds of the Corporation legally available there for; or

(ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

(iii) of any reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

(iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be mailed to the holders of record of the outstanding shares of the Series B preferred stock, at least 20 days (or 10 days in any case specified in clause (i) or (ii) above) prior to the applicable record date hereinafter specified, a notice stating (x) the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that the holders of Common Stock of record shall be entitled to exchange their shares of Common stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

(h) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of the Series B preferred Stock, the full number of shares of

Common Stock then deliverable upon the conversion of all shares of the Series B preferred Stock then outstanding.

(i) No fractional shares of Common Stock shall be issued upon conversion, but, instead the holder of Series B preferred Stock shall pay to the Corporation for that fraction of a share necessary to round up to the next higher number of whole shares of Common Stock an amount equal to the same fraction of the market price per share of Common Stock (as determined by the Board of Directors) at the close of business on the day of conversion.

(j) The Corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of the Series B Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the
Series B preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting 'such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(k) For the purpose of this Section (6), the term "Common Stock" shall include any stock of any class of the Corporation which has no preference in respect of payment of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, shares issuable on conversion of shares of the Series B preferred Stock shall include only shares of the class designated as Common Stock of the Corporation as of May 1, 1997, or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of payment of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that, if at any time there, shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

**Section 7.** **Put** .At any time upon written notice to the Corporation given on or after July 1, 2017 and before June 30, 2027, any holders of record of Series B Preferred Stock may, by written election, cause the Corporation to repurchase all of the outstanding shares of

Series B Preferred Stock held by such shareholder at a repurchase price equal to the par value thereof plus accrued and unpaid dividends thereon, to the date fixed for repurchase. Such repurchase date shall be fixed by the Corporation as of a date not later than 90 days following the date of the written notice from the Series B Preferred Stock shareholder electing to cause the Corporation to repurchase the Series B Preferred Stock. Notice of such repurchase shall be given by the Corporation in the same manner prescribed in Subsection (B) of Section 5 above.

Section 8. <u>Liquidation Preference</u>.

(A) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation available for distribution to the shareholders shall be made to or set apart for the holders of the Common Stock or any other series or class of shares of the Corporation ranking junior to the Series B Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of the Series B Preferred Stock shall be entitled to receive $100.00 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Series B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and full liquidating payments on any other Preferred Stock ranking as to liquidation, dissolution or winding up on a parity with the Series B Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series B Preferred Stock and any such other Preferred Stock ratably in accordance with the respective amounts which would be payable upon liquidation, dissolution or winding up on such shares of the Series B Preferred Stock and any such other Preferred Stock if all amounts payable thereon were paid in full. For the purposes of this Section 6, a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

(B) Subject to the rights of the holders of shares of any series or class of shares ranking on a parity with or prior to the Series B Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series B Preferred Stock as provided in this Section 6, but not prior thereto, the holders of the Common Stock or any other series or class of stock ranking junior to the Series B Preferred Stock upon liquidation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any

and all assets remaining to be paid or distributed, and the Series B Preferred Stock shall not be entitled to share therein.

**Section 9.** Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

**Section 10.** Amendment. The Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series B Preferred Stock, voting separately as a class.

**IN WITNESS WHEREOF,** we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 21st day of May, 1997.

______________________
**Pierre Y. Tada**
**President**

**Attest:**

______________________
**Lori Le Suer, Secretary**

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